UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

June 28, 2011

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi An City, Shan Xi Province

China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

China Recycling Energy Corporation (the “Company”) is filing this Amendment No. 2 (this “Amendment”) to amend its Current Report on Form 8-K, initially filed with the Securities and Exchange Commission on July 11, 2011, and amended in connection with correcting certain typographical errors on July 13, 2011 (together, the “Original 8-K”). The purpose of this Amendment is to remove from the Original 8-K Item 2.01 (“Completion of Acquisition or Disposition of Assets”), which was voluntarily included in the Original 8-K.

The Company re-evaluated the transaction described under Item 1.01 (“Entry into a Material Definitive Agreement”), and incorporated by reference under Item 2.01 of the Original 8-K, and determined that the amount of assets involved in the transaction was not “significant” as defined under Item 2.01 and under Regulation S-X and therefore the transaction does not need to be reported under Item 2.01.

This Amendment reports events as of the filing date of the Original 8-K and does not reflect events that may have occurred subsequent to the original filing date, and except as described above, no other changes have been made to the Original 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2011, Xi’an TCH Energy Technology Co., Ltd  (“Xi’an TCH”), a wholly owned subsidiary of China Recycling Energy Corporation (the “Company”) entered into a Financial Leasing Agreement (the “Leasing Agreement”) with Cinda Financial Leasing Co., Ltd. (the “Cinda Financial”), an affiliate of China Cinda (HK) Asset Management Co., Ltd. (the “Cinda HK”) which holds certain convertible notes of the Company and has appointed an executive director of Cinda HK to the Board of the Directors of the Company according to a Notes Purchase Agreement between Xi’an TCH and Cinda HK on August 18, 2010, disclosed in the Form 8-K filed on August 20, 2010.

Under Leasing Agreement, Xi’an TCH transfers its ownership of a set of 7MW steam turbine waste heat power generation system and four furnaces and its ancillary apparatus (the “Assets”) to Cinda Financial for a consideration of RMB 42.50 million (approximately US$6.64 million), and Cinda Financial in turn leases the Assets to Xi’an TCH for a term of 5 years with an overall leasing fee of RMB 51.54 million (approximately US$8.05 million) based upon the transfer cost and the benchmark interest rate for five year loans by People’s Bank of China (“PBOC”) (presently 6.65% per annum) plus 15% of that rate (which at present rate will result in an interest rate of 7.6475%).  The interest rate will increase if the five year benchmark interest rate of PBOC increases but will remain the same if the benchmark rate decreases in the future.  Xi’an TCH shall make pro rata quarterly payments to Cinda Financial for the leasing fees. Upon the completion of the leasing term and full payment of all leasing fees and other fees, Xi’an TCH can pay RMB4,250 (approximately US$664) to acquire the ownership of the Assets as is at the end of the lease.

In addition to the leasing fees, Xi’an TCH shall pay a one time non-refundable leasing service charge of RMB2,550,000 (approximately US$398,438) and a refundable security deposit of RMB 2,125,000 (US$332,031) to Cinda Financial.

Upon its execution of the Leasing Agreement, Cinda Financial has paid entire transfer price of RMB 42.50 million to Xi’an TCH and Xi’an TCH has transferred the ownership of the Assets to the Cinda Financial. The Assets have been in the possession of and used by Xi’an TCH and will continue to be possessed and used by Xi’an TCH under Leasing Agreement.

Xi’an TCH also entered into a Pledge Agreement with Cinda Financial and uses its electricity fee income to guarantee its obligations under Leasing Agreement and Mr. Guohua Ku, the Chairman and CEO of the Company provides his personal guarantee for Xi’an TCH to implement its obligations under Leasing Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation
(Registrant)
Dated: April 26, 2012	/s/ David Chong
David Chong Chief Financial Officer and Secretary